Exhibit 3.26

ARTICLES OF ORGANIZATION
OF
LGI HOMES NM CONSTRUCTION, LLC
 (a New Mexico Limited Liability Company)

1.	Name. The name of the limited liability company is LGI Homes NM Construction, LLC (the “Company”).

2.	Duration. The duration of the Company is perpetual.

3.	Registered Office, Agent, Principal Place of Business.

3.1	Registered Office. The New Mexico street address of the Company’s initial registered office is 55 Old Santa Fe Trl 2nd Fl, Santa Fe, NM 87501.

3.2	Registered Agent. The name of the initial registered agent at the Company’s Registered Office is Capitol Document Services, Inc.

3.3	Principal Place of Business. The street address of the Company’s principal place of business is 900 Pinetree SE, Ste. 44955, Rio Rancho, NM 87124.

4.	Management. Management of the Company is vested in a Manager.

5.	Single Member LLC. The Company is a single member limited liability company.

6.	Limited Liability. No Member or Manager of the Company shall be liable for the debts, obligations, or other liabilities of the Company solely by reason of being a Member or Manager of the Company.

7.	Effective Date. These Articles of Organization are effective upon filing with the Secretary of State.

EXECUTED this 18 day of November, 2013
/s/ Eric T. Lipar
Eric T. Lipar
Organizer